HomeStreet Announces Re-election of Board Members and Retirement of Donald Voss as Director, and Appointment of Mark Mason as Chairman, President and Chief Executive Officer and Mark Patterson as Lead Independent Director
SEATTLE – May 26, 2022 – HomeStreet, Inc. (“the Company”) (Nasdaq:HMST) today announced that its shareholders re-elected the entire slate of directors recommended by the Company’s Board of Directors (“the Board”) at its 2022 annual shareholders’ meeting, effective at the adjournment of the meeting. The Company also announced the retirement of Donald Voss as a director and Lead Independent Director. The Board also appointed Mark Mason to continue his service as Chairman of the Board and Chief Executive Officer and Mark Patterson to succeed Mr. Voss as Lead Independent Director.
“We are grateful and deeply appreciative of Don Voss’s financial institution experience and steady hand in his service as a board member. Don was excellent as our Lead Independent Director and maintained a truly independent board,” said HomeStreet Chairman, President and Chief Executive Officer Mark Mason. “We look forward to Mark Patterson serving as our Lead Independent Director and welcome his significant capital markets experience in that role.”
About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho, Hawaii and California. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.
Chairman, President & Chief Executive Officer
HomeStreet, Inc.
Mark Mason (206) 442-5380
mark.mason@homestreet.com
http://ir.homestreet.com

or

Media Relations
Misty Ford, 206-876-5506
misty.ford@homestreet.com

Source: HomeStreet, Inc.